As filed with the Securities and Exchange Commission on June 20, 2023

Registration Statement No. 333-262534

333-253361

333-230461

333-193509

333-172304

333-147410

333-103236

333-103235

033-79258

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262534

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-253361

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230461

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193509

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172304

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-147410

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-103236

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-103235

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-79258

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LANNETT COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23-0787699 (I.R.S. Employer Identification No.)

1150 Northbrook Drive, Suite 155 Trevose, PA (Address of Principal Executive Offices)	19053 (Zip Code)

Lannett Company, Inc. 2022 Employee Stock Purchase Plan

Lannett Company, Inc. 2021 Long-Term Incentive Plan

Lannett Company, Inc. Amended and Restated 2014 Long-Term Incentive Plan

Lannett Company, Inc. 2014 Long Term Incentive Plan

Lannett Company, Inc. 2011 Long Term Incentive Plan

Lannett Company, Inc. 2006 Long Term Incentive Plan

Lannett Company, Inc. 2003 Employee Stock Purchase Plan

Lannett Company, Inc. 2003 Stock Option Plan

(Full title of the plan)

Timothy C. Crew

Chief Executive Officer

Lannett Company, Inc.

1150 Northbrook Drive, Suite 155

Trevose, PA 19053

(Name and address of agent for service)

(215) 333-9000

(Telephone number, including area code, of agent for service)

Copies to:

Timothy Cruickshank

Jennifer Karinen

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY

Phone: (212) 446-4800

Facsimile: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE: TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Lannett Company, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-262534), filed with the SEC on February 4, 2022, pertaining to the registration of 1,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), in connection with the Company’s 2022 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-253361), filed with the SEC on February 22, 2021, pertaining to the registration of 3,000,000 shares of Common Stock in connection with the Company’s 2021 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-230461), filed with the SEC on March 22, 2019, pertaining to the registration of 2,000,000 shares of Common Stock in connection with the Company’s Amended and Restated 2014 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-193509), filed with the SEC on January 23, 2014, pertaining to the registration of 3,000,000 shares of Common Stock in connection with the Company’s 2014 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-172304), filed with the SEC on February 16, 2011, pertaining to the registration of 1,500,000 shares of Common Stock in connection with the Company’s 2011 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-147410), originally filed with the SEC on November 15, 2007 and amended on November 30, 2008, pertaining to the registration of 2,500,000 shares of Common Stock in connection with the Company’s 2007 Long Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-103236), filed with the SEC on February 14, 2003, pertaining to the registration of 750,000 shares of common stock, par value $0.01 per share, in connection with the Company’s 2003 Employee Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-103235), filed with the SEC on February 14, 2003, pertaining to the registration of 750,000 shares of common stock, par value $0.01 per share, in connection with the Company’s 2003 Stock Option Plan.

•	Registration Statement on Form S-8 (No. 033-79258), filed with the SEC on May 23, 1994.

On June 16, 2023, the Company emerged from bankruptcy, pursuant to that certain Amended Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates, approved and confirmed by the U.S. Bankruptcy Court for the District of Delaware on June 8, 2023. As a result of the emergence, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trevose, Commonwealth of Pennsylvania, on June 20, 2023.

LANNETT COMPANY, INC.

By:	/s/ Timothy C. Crew
Name: Timothy C. Crew
Title: Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.